Exhibit 99.1

Company Contact:	Edwin Lewis
Vice-Chairman, President & Co-CEO
(310) 460-0042

FOR IMMEDIATE RELEASE

Investor Relations:	Chad A. Jacobs
Integrated Corporate Relations, Inc.
(203) 222-9013

Mossimo Announces the Hiring of Vicken Festekjian as Chief Financial Officer

Santa Monica, California, November 23, 2004—Mossimo, Inc. (NASDAQ: MOSS) announced the hiring of Vicken Festekjian to the position of Chief Financial Officer.

Mr. Festekjian joins Mossimo from the accounting firm of Moss Adams LLP.  During his tenure at Moss Adams, Mr. Festekjian served in various positions, most recently as manager.  He spent approximately 3 years on the Mossimo account. In this role, Mr. Festekjian reviewed and prepared tax returns, reviewed compiled financial statements and assisted with quarterly and annual SEC filings. Prior to joining Moss Adams, Mr. Festekjian was an accountant with Aginian Accounting Corporation from 1996 to 1999.  Mr. Festekjian received a Bachelor of Science: Business Administration from California State University, Northridge and is a Certified Public Accountant.

Edwin Lewis, Vice-Chairman, President and Co-Chief Executive Officer stated, “We have known Vick for several years having worked closely with him through our relationship with Moss Adams and we are extremely confident he will be a great addition to our management team.  As our accountant, Vick has done a great job assisting us with the preparation of our financial statements and serving as a key liaison with our auditors to ensure full compliance with the new regulations created by Sarbanes Oxley.  We look forward to further leveraging his experience and knowledge and benefiting from his increased involvement in the direction of our company.”

Founded in 1987, Mossimo, Inc. is a designer, licensor and distributor of men’s, women’s, boys’ and girls’ apparel, footwear, and other fashion accessories such as jewelry, watches, handbags, and belts.

The matters discussed in this news release with respect to operations and future results, and the benefits thereof, are forward looking statements that involve risks and uncertainties, including the demand for the Company’s products in Target and Hudson’s Bay Company/Zellers stores which have not traditionally sold the Company’s products, changes in consumer demands and preferences, shifting trends in the overall retail and apparel market, competition from other lines, changes in consumer spending patterns and general economic conditions, and uncertainties generally associated with product introductions and apparel retailing.  Forward looking statements are not guarantees and involve known and unknown risks and uncertainties, any of which could cause actual results to vary materially from anticipated results. Operating results stated herein are not necessarily indicative of results that may be expected in future periods.  More information on risk factors, which could affect the Company’s financial results, is included in the Company’s Forms 10-K and 10-Q, periodically filed with the S.E.C.